Exhibit 3.3 Stock Restriction Agreement with Kevin Bottomley

STOCK RESTRICTION AGREEMENT

This Agreement is dated effective February 3, 2015 (the "Effective Date")

BETWEEN

TRUE LEAF MEDICINE INTERNATIONAL LTD., a company incorporated under the laws of British Columbia with a registered office at 1820 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2

(the "Company");

AND

KEVIN BOTTOMLEY, having an address at 2606 - 1128 Alberni Street, Vancouver, BC V6E 4R6

(the "Shareholder")

WHEREAS:

A. The Company intends to apply to list its common shares on the Canadian Securities Exchange (the "Exchange") and in connection with such application for listing, requires that major shareholders of its common stock enter into a stock restriction agreement acceptable to the Exchange;

B. The Shareholder will own 350,000 common shares in the capital of the Company (the "Stock") at the time of listing the Company's common shares on the Exchange; and

C. In support of the listing, the Shareholder has agreed that the Stock will be subject to certain restrictions as described in this Agreement.

NOW THEREFORE, the parties agree as follows:

1. RESTRICTION ON TRANSFER OF STOCK

1.1 Transfer Restrictions. The Shareholder shall not, without the prior written consent of the Company (such permission not to be unreasonably withheld), directly or indirectly during the Term (as defined in Section 3), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Stock or any securities convertible into or exchangeable or exercisable for shares of the Stock, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Stock, whether any such swap or transaction is to be settled by delivery of the Stock or other securities, in cash or otherwise.

1.2 Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the transfer restrictions set forth in Section 1.1 shall not apply to the transfer of any Vested Shares (as defined in Section 2) or to the following transfers of the Stock made or caused by the Shareholder:

1.2.1 a transfer of the Stock to any director, officer, employee or consultant of the Company;

1.2.2 a transfer of the Stock to the Company pursuant to a redemption initiated by the Company;

1.2.3 a transfer during the Shareholder's lifetime or on the Shareholder's death by will or intestacy to the Shareholder's beneficiaries (for purposes of this Agreement, "beneficiary" means the
Shareholder and the immediate family of the Shareholder, including any relation by blood, marriage or adoption and no more remote than a first cousin); or

1.2.4 if the Shareholder is an entity, a transfer made as a distribution solely to a member, partner, or stockholder of such Shareholder.

Transfers made pursuant to this Section, with the exception of any transfer of Vested Shares, shall not be valid unless and until the transferee shall have executed a joinder to this Agreement and any other agreements reasonably required by the Company pursuant to which such transferee(s) agree to be bound by the terms and conditions of this Agreement.

2. VESTED SHARES

The term "Vested Shares" shall mean the securities vesting as follows:

Vesting Date	Proportion of Vested Shares
On the date our securities are listed on the Exchange (the "Listing Date")	1/10 of the Stock
6 months after the listing Date	1/6 of the remainder of the Stock
12 months after the Listing Date	1/5 of the remainder of the Stock
18 months after the listing Date	1/4 of the remainder of the Stock
24 months after the listing Date	1/3 of the remainder of the Stock
30 months after the Listing Date	1/2 of the remainder of the Stock
36 months after the Listing Date	The remainder of the Stock

3. TERM

The term of this Agreement (the "Term") shall begin on the Effective Date and shall terminate on the earlier of (a) the sale of all shares of Stock subject to this Agreement, or (b) three years from the Listing Date.

4. UNILATERAL AMENDMENT

The Shareholder expressly consents and agrees with the Company that the Company may effect a unilateral amendment to the vesting schedule set out in Section 2 in the event that the Exchange requires such an amendment in order to approve the Company's common shares for listing, and in order for such amendment to take effect, the Company shall deliver or cause to be delivered to the Shareholder at its address set out on the cover page of this Agreement a notice of amendment setting out the replacement vesting schedule, with no further action necessary or required on the part of the Shareholder in order for such amendment to take effect as of the date specified by the Company in the notice of amendment.

5. VIOLATIONS OF TRANSFER RESTRICTIONS & REMEDIES

5.1 Stop Transfer Instructions. The Company shall give stop transfer instructions to the Company's transfer agent against the transfer of any of the Stock except in compliance with this Agreement.

5.2 Violations. The Company will not be required to (a) transfer on its books any shares of Stock that have been transferred in violation of any of the provisions of this Agreement, or (b) treat as the owner of such shares of Stock, or accord the right to vote as such owner, or pay dividends to any transferee to whom such shares of Stock are purported to have been transferred in violation of any of the provisions of this Agreement.

5.3 Power of Attorney. The Shareholder hereby appoints the Company as the Shareholder's attorney-in-fact with irrevocable power and authority in the name and on behalf of the Shareholder to take any action and execute all documents and instruments including, without limitation, stock powers which may be necessary to transfer the certificate (or certificates) evidencing the Stock to the appropriate person or entity upon a transfer being made in violation of this Agreement.

5.4 Injunctions & Other Remedies. The Shareholder acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company's business interests, irreparable injury will result to the Company if the Shareholder breaches any of the terms of the Agreement and, in the event of a breach of any terms of the Agreement, the Company will have no adequate remedy at law. The Shareholder further acknowledges that in the event of any actual or threatened breach by it of any provision of this Agreement, the Company shall be entitled to immediate temporary injunctive and other equitable relief, and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any liquidated damages.

6. REPORT OF SALE OF STOCK

The Shareholder shall upon request by the Company deliver to the Company at its principal office, addressed to the Company's Chief Financial Officer, within five (5) business days following the sale of any shares of Stock, a report signed from the Shareholder's broker which is to include the following information: (a) the name of the Shareholder; (b) the number of shares of Stock transferred; (c) the price applicable to the shares transferred, as of the date of transfer; (d) a statement as to whether the sale was made pursuant to a private resale or via a brokerage transaction; (e) the name of the securities exchange on which the shares of Stock were sold, if applicable; and (f) if derivatives of the Stock were transferred, the exercise price, term, and other standard terms of the derivatives.

7. ADJUSTMENTS TO STOCK

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of Company affecting the Stock, the new securities replacing the Stock will be subject to all the conditions and restrictions applicable to the Stock pursuant to this Agreement.

8. IMPACT OF CORPORATE TRANSACTION

In the event of: (a) a sale of substantially all the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before such transaction have, immediately after such transaction, greater stock voting power); (c) a merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); (d) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred; or (e) the acquisition by the Company of financing equal to or in excess of an aggregate of $10,000,000 (collectively, a "Corporate Transaction"), then immediately prior to effectiveness of such Corporate Transaction the restrictions set forth in this Agreement shall terminate as to all shares of Stock owned by the Shareholder immediately and without action by the Company or the Shareholder.

9. RIGHTS OF THE SHAREHOLDER

Except as otherwise provided herein, the Shareholder shall exercise all rights and privileges of a shareholder of the Company with respect to the Stock, and the Company shall list the Shareholder as a shareholder on its corporate registers and records.

10. RESTRICTIVE LEGENDS

All certificates representing the Stock shall have endorsed thereon a legend in substantially the following form (in addition to any other legend required by other agreements between the parties or applicable securities regulations):

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE OR OTHER TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER (OR SUCH HOLDER'S PREDECESSOR IN INTEREST) , A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES SUBJECT TO THE AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY."

11. MISCELLANEOUS

11.1 Successors and Assigns This Agreement shall endure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein, be binding upon the Shareholder and its heirs,executors, successors and assigns.

11.2 Legal Fees & Specific Performance. The Shareholder shall reimburse the Company for all costs incurred by the Company in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and legal fees. It is expressly agreed between the parties that money damages are inadequate to compensate the Company for the Stock and that the Company shall, upon forfeiture of Stock, be entitled to specific enforcement of its right to revoke said Stock.

11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

11.4 Independent Counsel. The Shareholder acknowledges that this Agreement has been prepared on behalf of the Company by legal counsel to the Company, and that the Company's legal counsel does not represent, and is not acting on behalf of, the Shareholder. The Shareholder has been advised and provided with an opportunity to consult with the Shareholder's own counsel with respect to this Agreement.

11.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11.6 Execution in Counterparts & Delivered Electronically. This Agreement may be executed in counterpart and delivered electronically, each of which so executed and delivered shall be deemed an original, all of which together shall constitute one instrument, and notwithstanding the date of execution shall be deemed to bear the date first above written.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective
Date.

TRUE LEAF MEDICINE INTERNATIONAL LTD.

Per:

/s/ Darcy Bomford

________________________________

Authorized Signatory

SIGNED and DELIVERED by KEVIN	)
BOTTOMLEY in the presence of:	)
)
/s/ [Not Legible] Etcheverny	)	/s/ Kevin Bottomley
)
Witness (Signature))		KEVIN BOTTOMLEY
/s/ Victoria Etcheverny	)
)
Name (please print))